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                                                                  EXHIBIT (3)(b)

                            JOINT FILING AGREEMENT

     This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the "Statement") filed on or about this date with respect to shares of common stock, par value $1.00 per share, of Hein-Werner Incorporated, a Wisconsin corporation, is being filed on behalf of the undersigned.

     Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     This Agreement may be executed in one or more counterparts by each of the undersigned, each of which, taken together, shall constitute one and the same instrument.

Date: May 4, 1998

                                            SNAP-ON PACE COMPANY

                                            By: /s/ SUSAN F. MARRINAN
                                               -----------------------------
                                            Name:  Susan F. Marrinan
                                            Title: Vice President



                                            SNAP-ON INCORPORATED

                                            By: /s/ DONALD S. HUML
                                               -----------------------------
                                            Name:  Donald S. Huml
                                            Title: Senior Vice President